Exhibit 10.20
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on July 27, 2006 (“the Commencement Date”) by and between Synthesis Energy Systems, Inc., a Delaware corporation (the “Corporation”), and Carol Pearson, an individual residing at 5 Robin Trail, Conroe, Texas (the “Executive”) under the terms and conditions set forth in this Agreement.
RECITALS:
     WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:
     1. Employment Period. The Corporation hereby agrees to employ the Executive as its Corporate Controller, and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the Commencement Date and ending on July 27, 2010 (the “Employment Period”).
     2. Performance of Duties. The Executive agrees that during the Employment Period, while she is employed by the Corporation, she shall devote her full time, energies and talents exclusively to serving in the capacities as the Corporation’s Corporate Controller, and in the best interests of the Corporation, and to perform the duties assigned to her by the Chief Executive Officer or Chief Financial Officer of the Corporation faithfully, efficiently and in a professional manner. The Executive shall not, without prior written consent from the Chief Executive Officer (which consent shall not be unreasonably withheld):
          (a) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than (A) the Corporation, or (B) civic, charitable, or other public service organizations; or
          (b) have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform her duties hereunder; provided, however, the Executive shall (i) disclose to the Board of Directors of the Corporation (the “Board”) any 5% ownership interest in any enterprise, (ii) disclose any financial relationship or ownership (regardless of such percentage), with any supplier, customer or partner of the Corporation or any of its subsidiaries, and (iii) not cause a conflict of interest between the Corporation or any of its subsidiaries on the one hand and any supplier, customer or partner of the Corporation or any of its subsidiaries on the other hand.

     3. Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while she is employed by the Corporation, the Executive shall be compensated by the Corporation for her services as follows:
          (a) Beginning on the Commencement Date, the Executive shall be entitled to an initial base salary of $10,833.33 per month, payable at the end of each month during the Employment Period (except that the salary to be paid during the first and last month of the Employment Period shall be on a pro rata basis determined by a fraction the numerator of which is the number of business days the Executive worked during such month and the denominator of which is the number of business days in such month) and subject to normal tax withholding.
          (b) The Executive shall be entitled to an annual performance-based bonus up to 20% of the annual base salary set forth in paragraph 3(a) as determined by the Chief Executive Officer.
          (c) The Executive shall be entitled during the Employment Period, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by the Corporation which cover substantially all other of the Corporation’s employees located in the United States and shall receive such other benefits as may be approved from time to time by the Corporation.
          (d) The Executive shall be entitled to an annual paid vacation equal to two (2) weeks per year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Corporation.
          (e) The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of her services under this Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation and are not in violation of the Corporation’s expense reimbursement policies; and (iii) provided that the Executive provides the Corporation with the corresponding expense reports in a timely manner consistent with the Corporation’s policies. Notwithstanding the foregoing, in the event of extraordinary or unusual expenses, the Executive shall first obtain the Chief Executive Officer’s prior written approval prior to incurring such expenses. In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.
          (f) The Executive shall be entitled to participate in the Corporation’s

2005 Incentive Plan (the “Plan”) pursuant to the terms and conditions set forth therein and the discretion of the Board. In connection with the Plan, the Executive shall be granted options to purchase up to 30,000 shares of the Corporation’s capital stock at an exercise price equal to $6.25 per share, which options shall vest as follows: 6,000 shares shall vest as of the date which is thirty-one (31) days after the Commencement Date, and the remainder of such options shall vest on the following four (4) annual anniversary dates of the Commencement Date in equal installments of 6,000 shares. Such options shall also be subject to such other requirements set forth in a Stock Option Agreement to be entered into by and between the Corporation and the Executive.
     4. Restrictive Covenants. The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought her and will continue to bring her into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
          (a) Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and for five (5) years after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of her employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 4(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of her employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation. The Executive further agrees that she shall not make any statement or disclosure that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates.
          (b) Non-Competition. The Executive agrees that for the period commencing on the Commencement Date and ending on (x) the eighteen (18) month anniversary if the Executive is terminated for cause or voluntarily resigns, or (y) on the first (1st) anniversary if the Executive is terminated without cause or resigns for good reason, of the date on which the Executive’s employment with the Corporation is terminated (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in the People’s Republic of China, the Republic of India, the United States of America or any other country in which the Corporation or any of its subsidiaries is then doing business, which is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this paragraph 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person. The “Business” of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation, including, but not limited to, poly-generation and syngas production. As of the date hereof, the Business of the Corporation is to provide distributed power, utility services and coal gasification plant development, operations and maintenance based on coal gasification technology. The restrictions set forth in this paragraph 4(b) are note applicable to large scale public utilities that may have gasification operations, provided that these utilities do not utilize U-Gas or other low-Btu coal gasification technologies or the downstream products derived from these technologies. The Executive further agrees that during the Non-Competition Period, she shall not in any capacity, either separately or in association with others: (i) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates any employee of the Corporation or its affiliates; (ii) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the Corporation; nor (iii) solicit any of the Corporation’s identified potential acquisition candidates.
          (c) Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 4(a) or 4(b) (the “Restrictive Covenants”), the Executive acknowledges and agrees that the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.
          (d) Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

          (e) Proprietary Rights. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation’s interests. The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. The Executive hereby assigns to the Corporation any rights which she may have in any such trade secret or proprietary information.
     5. Termination and Compensation Due Upon Termination. The Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:
          (a) Termination Without Cause. In the event the Corporation terminates the Executive’s employment under this Agreement without cause during the first twelve (12) months of the Employment Period, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through July 27, 2007. Additionally, and conditioned upon the Executive’s voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief the Executive may assert against the Corporation, the Executive shall be entitled to receive any unvested stock options described in paragraph 3(f) shall automatically vest as of the date of such termination.
          (a) Voluntary Resignation. The Executive may terminate her employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation sixty (60) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective (i) immediately upon notice of such resignation, or (ii) or such period that is less than the 60-day period set forth in the Executive’s notice of resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation. However, for purposes of this paragraph 5, the Executive’s termination of employment with the Corporation shall not be construed as a voluntary resignation and shall be construed as “good reason” if the Executive resigns following the occurrence of one of the following events:
          (i) the relocation of the Executive’s office outside of the greater Houston, Texas metropolitan area; or
          (ii) a material breach of any of the provisions of paragraph 3.
If the Executive terminates her employment with the Corporation for “good reason”, then the Executive shall be entitled to receive:

          (x) all payment of her Base Salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for more than twelve (12) months; and
          (y) any unvested stock options described in paragraph 3(i) shall automatically vest as of the date of such termination.
          (b) Termination for Cause. The Executive may be terminated for cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause. For purposes of this Agreement, the Executive shall be considered terminated for “cause” if she is discharged by the Corporation on account of the occurrence of one or more of the following events:
          (i) the Executive becomes habitually addicted to drugs or alcohol;
          (ii) the Executive discloses confidential information in violation of paragraph 4(a) and such disclosure has a material adverse effect on the Corporation, or engages in competition in violation of paragraph 4(b);
          (iii) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;
          (iv) the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);
          (v) the Executive flagrantly disregards her duties under this Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding her duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct;
          (vi) any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or
          (vii) the Executive commits an act of fraud against the Corporation.
          (c) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination (provided, however, that if such disability occurs during the first 12 months of the Employment Period, the $26,000 bonus described in Section 3(b) shall be deemed due and owing as of the effective date of termination). The Executive, however, shall be entitled to retain all shares of stock that have vested as of such date. For purposes of this paragraph 5(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation’s long term disability plan (if any) and applicable law.
          (d) Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive’s death, except payments due and owing as of such date (provided, however, that if the death occurs during the first 12 months of the Employment Period, the $26,000 bonus described in Section 3(b) shall be deemed due and owing as of the date of death). The Executive’s estate, however, shall be entitled to retain all shares of stock that have vested as of such date.
          (e) Stock Options. In the event of the termination of this Agreement (regardless of reason), and notwithstanding anything to the contrary contained herein, the Executive must exercise all vested stock options issued to the Executive pursuant to this Agreement within six (6) months after the effective termination date of this Agreement.
          (f) Specified Employee. If the Executive is a “specified employee” as such term is defined under Section 409A of the Code on the date of such Executive’s termination of employment and if the benefit to be provided under this Section 5 is subject to Section 409A of the Code and is payable on account of a termination of employment for reasons other than death or disability (as defined in such Section 409A), payment in respect of such benefit shall not commence until the 181st day following the Executive’s termination date.
     6. Change in Control. A “Change in Control” shall be deemed to have occurred if in the context of a single event or series of related events, more than 50% of the voting power of the Corporation’s outstanding securities shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the shareholders of the Corporation as of August 1, 2006. If a Change in Control and any Change in Control Qualifying Event (as defined below) shall occur, the Executive shall be permitted to terminate her employment within sixty (60) days of such Change in Control Qualifying Event (to the extent that such Change in Control Qualifying Event is not the termination of this Agreement by the Corporation as provided below). For purposes hereof, a “Change in Control Qualifying Event” shall include the occurrence of any of the following within one hundred eighty (180) days following the occurrence of the Change in Control: (i) a termination of this Agreement by the Corporation other than for Cause, (ii) a significant diminution, without mutual agreement of the parties, in the nature and scope of the Executive’s authority, power, functions or duties, (iii) the Corporation assigns to the Executive, without mutual agreement of the parties, substantial additional duties or responsibilities which are inconsistent with the duties of the Executive under this Agreement, or (iv) the Corporation’s requirement, without the Executive’s prior written consent, that the

Executive perform the duties required of her under this Agreement at a home office location other than the greater Houston, Texas metropolitan area. Upon the occurrence of a Change of Control or a Change of Control Qualifying Event, all unvested stock options held by the Executive shall automatically vest on the effective date of the Change of Control, regardless of whether the Executive terminates her employment with the Corporation.
     7. Successors and Assignment. This Agreement shall be binding on, and inure to the benefit of the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person. The Corporation may assign this agreement to any of its direct and indirect subsidiaries.
     8. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his or her death.
     9. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.
     10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)	to the Executive addressed as follows:
Ms. Carol Pearson
5 Robin Trail
Conroe, Texas
Tel: 281-782-8735
(b)	to the Corporation addressed as follows:
Synthesis Energy Holdings, Inc.
6330 West Loop South, Suite 300
Houston, Texas 77401
Attn: Timothy E. Vail
Tel: (713) 898 - 0444
     11. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon her death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.
     12. Applicable Law; Jurisdiction. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware. Harris County district courts shall have jurisdiction with regard to all matters relating to the interpretation and enforcement of this Agreement.
     13. WAIVER OF JURY TRIAL AND COSTS. THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO AND THE PREVAILING PARTY IN SUCH ACTION SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS INCURRED TO ENFORCE ANY OF ITS RIGHTS HEREUNDER; PROVIDED, HOWEVER, THAT A PARTY SHALL NOT BE DEEMED A PREVAILING PARTY IN THE EVENT A TEMPORARY RESTRAINING ORDER OR A TEMPORARY INJUNCTION IS ISSUED IN FAVOR OF SUCH PARTY.
     14. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 4(a) shall survive for five (5) years after the expiration of this Agreement and paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period.
     15. Publicity. Except as required by law, until the Commencement Date, neither the Corporation nor the Executive shall issue any press release or make any public statement regarding this Agreement.
*          *          *

     IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

/s/ Carol Pearson
CAROL PEARSON

SYNTHESIS ENERGY SYSTEMS, INC.
/s/ David A. Eichinger
David A. Eichinger
Chief Financial Officer